Exhibit 99.1

Tenon Medical, Inc. Announces Pricing of $4.2 Million Public Offering

LOS GATOS, CA / ACCESS Newswire / June 30, 2026 / Tenon Medical, Inc. (NASDAQ:TNON) (“Tenon” or the “Company”), a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders, announced that it has priced a public offering of securities as described below for aggregate gross proceeds to the Company of approximately $4.2 million, before deducting placement agent fees and other estimated offering expenses payable by the Company.

The offering consists of up to 11,052,631 shares of our common stock, par value $0.001 per share (or pre-funded warrants in lieu thereof), together with common stock purchase warrants to purchase up to 13,263,159 shares of common stock (the “Common Warrants”), at a combined public offering price of $0.38 per share of common stock (inclusive of the pre-funded warrant exercise price of $0.001) and accompanying Common Warrants.

The Company expects to use the net proceeds from the offering for partial repayment of outstanding convertible notes, expansion of the commercial footprint of its product portfolio including training clinicians on current procedures, hiring additional direct sales reps, expansion of its external distribution network, continuing clinical research studies to support reimbursement and coverage efforts, funding research and development including upcoming future launches, and increases to inventory and instrumentation capacities, as well as other marketing activities, working capital and general corporate purposes.

WallachBeth Capital LLC is acting as sole placement agent in connection with the offering. Sichenzia Ross Ference Carmel LLP acted as legal counsel to the Company and Sheppard, Mullin, Richter & Hampton LLP acted as counsel to WallachBeth Capital LLC.

The Common Warrants will be immediately exercisable and will entitle the holder to purchase one share of common stock at an exercise price of $0.38 per share. Each pre-funded warrant will be immediately exercisable, will entitle the holder to purchase one share of common stock at an exercise price of $0.001 per share and may be exercised at any time until exercised in full. The common stock (or pre-funded warrant in lieu thereof) and Common Warrants can only be purchased together in this offering but will be immediately issued separately.

The securities described above are being offered by the Company pursuant to a registration statement on Form S-1 (File No.: 333-296952), as amended, previously filed and declared effective by the Securities and Exchange Commission (the “SEC”), and the registration statement on Form S-1MEF (File No.: 333-297142). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a preliminary prospectus and final prospectus that will form a part of the registration statement. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the prospectus supplements may be obtained, when available, from WallachBeth Capital, LLC, via email at cap-mkts@wallachbeth.com, by calling +1 (646) 237-8585, or by standard mail at WallachBeth Capital LLC, Attn: Capital Markets, 185 Hudson St., Suite 1410, Jersey City, NJ 07311, USA.

About Tenon Medical, Inc.

Tenon Medical, Inc., a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders. Tenon was incorporated in the State of Delaware in 2012 and currently offers two systems to treat a diseased sacroiliac joint (the “SI Joint”). The Company has developed The Catamaran™ SI Joint Fusion System that offers a novel, less invasive approach to the SI Joint using a single, robust titanium implant. In August 2025, the Company acquired substantially all of the assets of SiVantage, Inc. and SIMPL Medical, LLC, including the SImmetry+® SI Joint Fusion System, which treats disorders of the SI Joint through a minimally invasive lateral access solution that incorporates well-established orthopedic fusion principles. Since the national launch of The Catamaran System in October 2022, Tenon is focused on three commercial opportunities: 1) primary SI Joint procedures, 2) revision procedures of failed SI Joint implants and 3) SI-Joint fusion adjunct to a spine fusion construct.

For more information, please visit www.tenonmed.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

The Tenon Medical logo shown above, and Catamaran®, PiSIF®, CAT PiSIF®, ETAD®, Posterior Inferior Sacroiliac Fusion®, CAT SIJ Fusion System®, Catamaran SIJ Fusion System®, Catamaran Inferior Posterior Fusion System®, Catamaran Transfixation Fusion System®, Catamaran Transfixation Fusion Device®, SImmetry® are registered trademarks of Tenon Medical, Inc. MAINSAILTM, and SImmetry+™ are also trademarks of Tenon Medical, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking often contains words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” “see,” “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. These forward-looking statements, include, but are not limited to, statements regarding the completion of the Offering, the satisfaction of customary closing conditions related to the Offering and the anticipated use of proceeds therefrom. Such statements are based on Tenon’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause Tenon’s actual results to be materially different than those expressed in any forward-looking statements, please review Tenon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and updated from time to time in our Form 10-Q filings and in our other public filings on file with the SEC at www.sec.gov statements contain, particularly the information contained in the section entitled “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

Investor Contact

Shannon Devine
MZ North America
203-741-8811
tenon@mzgroup.us